Exhibit 10.2

MIDSOUTH BANK, N.A.

ANNUAL INCENTIVE COMPENSATION PLAN

2013 PLAN YEAR

STRICTLY CONFIDENTIAL

ANNUAL INCENTIVE COMPENSATION PLAN

INTRODUCTION

MidSouth Bank, National Association (the "Company") is a nationally-charted bank founded in 1985 and located in Lafayette, LA.  The Company is willing to provide annual incentive award opportunities for employees eligible to participate in the 2013 Annual Incentive Compensation Plan (the "Plan"), to encourage employees to achieve targeted business objectives of the Company.  These annual incentive awards will provide a payment based upon attainment of these specified goals and objectives.  The objective is aligning the interests of the Company's employees with the interests of the Company and its shareholders in obtaining targeted financial results.

DEFINITIONS

As referenced within this Plan, the following words and phrases shall have the following meanings:
1.	"Actual Base Salary" means the total base salary paid to the Plan Participant during the Plan Year.

2.	"Board" means the Board of Directors of the Company as constituted from time to time.

3.	"Code" means the Internal Revenue Code of 1986, as amended.

4.	"Disability" means (a) the employee suffering a sickness, accident, or injury which has been determined by the carrier of any individual or group disability insurance policy covering the employee or if no such policy exists then by the Social Security Administration, to be a disability rendering the employee totally and permanently disabled. The employee must submit proof to the Plan Administrator of the carrier's or Social Security Administration's determination upon the request of the Plan Administrator; or (b) such definition of Disability as defined by the Secretary of the Treasury, in which case such definition shall supersede any other definition of Disability in this Plan and shall control the terms of this Plan.

5.	"Effective Date" means January 1, 2013.

6.	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

7.	"Plan Administrator" means the plan administrator described in Article VII.

8.	"Plan Participant" means any current employee of the Company that is designated by the Chief Executive Officer ("CEO"), and approved by the Compensation Committee of the Board as eligible to participate in this Plan. Newly hired or newly promoted employees must be approved by the CEO to participate in the Plan. The CEO or Board will determine the level of participation eligible to the new employee.

10.	"Plan Year" means a twelve month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date.

11.	"Termination of Employment" means the Plan Participant ceases to be employed by the Company for any reason whatsoever; voluntary or involuntary, other than by reason of an approved leave of absence.

I.	PLAN PURPOSE

The Plan is prospective in design with the utilization of a defined payout formula that is based upon the achievement of a combination of predetermined overall Company and other Plan Participant criteria. This Plan is designed to reward Plan Participants based on the achievement of financial and strategic goals as set forth annually by the Company. The Plan is further intended to reward Plan Participants for their performance while prudently managing risks associated with any activity associated with achievement of specific goals and objectives. Annual performance is important, but must be combined with long-term performance standards to ensure necessary safety and soundness for the Company, its parent company, MidSouth Bancorp, Inc. and its shareholders.

II.	PARTICIPATION

Eligibility for participation in the Plan shall be limited to employees whose responsibilities, in the judgment of the CEO and Board, have a significant bearing on the success and performance of the Company.

The CEO shall submit to the Board a list of employees eligible for participation in the Plan for the upcoming Plan Year, the annual incentive award factors and their weighting, and the incentive ranges and award payouts allocated to each Plan Participant. The Plan will commence on the Effective Date. Each Plan Participant shall be notified of eligibility for participation in the Plan. Plan Participants may be added prior to October 1st of the Plan Year at the discretion of the CEO with Board approval. If a Plan Participant is added, the annual incentive award will be prorated based on the number of months of participation in the Plan, except that new Plan Participants may not be added in the last three (3) months of any Plan Year. Future eligibility will be determined annually by the Board and CEO.

III.	PLAN YEAR

The period over which performance is measured shall be the Plan Year.

IV.	GENERAL PLAN DESIGN

The Company recognizes the need to implement a performance-based incentive program for executives, key officers, and other employees as designated by the CEO. In order to align the Plan with safety and soundness principles, the Plan design incorporates a tiered approach with annual incentive awards linked to the achievement of pre-defined goals. The payout awards utilized in the Plan are designed to provide market competitive payout percentages for the achievement of performance-based goals. Award levels pre-established for each Plan Participant and are designated as a percentage of Actual Base Salary. Levels of achievement are generally classified as "Threshold" (performance measure below Target level, but still eligible for incentive award), "Target" (performance goal standard, also referred to as "budget"), and "Maximum" (performance level above Target whereby award payout may be either formulaic or discretionary).

V.	EARNINGS OF ANNUAL INCENTIVE AWARDS

Annual awards are based on performance criteria that have been pre-established and communicated to Plan Participants. As the Plan develops and priorities change, performance measures, award payout levels and Company goals may change annually.

The annual incentive award is to be in the form of supplemental cash compensation paid on an annual basis. Annual cash awards will be paid using the following schedule. Dependent upon the Bank meeting its net income goal, Plan Participants who have met their predetermined individual goals at threshold, target, or maximum levels will be paid up to one hundred percent (100%) of Annual Incentive Compensation Plan award levels within two and one-half months following the end of the preceding Plan Year. Subsequent payment within this time period is necessary to avoid classifying payments as deferred compensation under IRC Section §409A. In addition to performance achievement, each Plan Participant must have also satisfied qualifying criteria as designated within their Plan Participant worksheet in order to be eligible to receive award payouts.

A.	ANNUAL INCENTIVE AWARD LEVELS

Threshold, target, and maximum award levels, expressed as a percent of Actual Base Salary, have been set for each eligible position at competitive levels.

Percentage payouts will be calculated using either a ratable or fixed percentage approach whereby award payouts are calculated as a proportion of threshold, target, and maximum criteria levels.

B.	PERFORMANCE STANDARDS

1.	The Plan will provide annual incentive awards to Plan Participants based on overall Company and Plan Participant performance as follows:

a.	Company Performance – The overall award for Company performance will be based on the Company's overall success as measured by criteria determined by the Board and CEO. Percentage payouts for overall Company performance will be allocated based on the achievement of this goal, as located in the Appendix of this Plan, for each Plan Participant in the Plan.

b.	Plan Participant Performance – For all Plan Participants, pre-determined Departmental and/or Individual Participant performance criteria will also be used to determine the Plan Participant's award payout. A percentage of the annual incentive award will be based on achievement of Plan Participant criteria, as indicated in the Plan worksheets. The specific Plan Participant performance objectives will be established at the beginning of the Plan Year.

2.	For each performance factor (overall Company and Plan Participant), an appropriate standard of performance must be established with three essential performance points:

a.	Threshold Performance: the minimum level of performance needed to receive an award.

b.	Targeted Performance: The budgeted, or expected, level of performance based upon both historical data and management's best judgment of expected performance during the coming performance period.

c.	Maximum Performance: The level of performance which based upon historical performance and management's judgment would be exceptional or significantly beyond Target Performance levels.

Performance standards are determined by using the Company's performance history, safety and soundness principles, peer data and management's judgment of what reasonable levels can be achieved without taking imprudent and unnecessary risk based on current market conditions. Once the targeted performance is established, the Threshold and Maximum payout levels are calculated. Maximum levels may be subject to discretionary payouts at the preference of the CEO and Board.

As qualifiers to receive awards under this Plan, the bank must meet its net income goal and each Plan Participant must achieve not only satisfactory performance, but also individual qualitative factors as designated within their Plan Participant worksheet. The performance rating will be derived from the current performance management system utilized by the Company. Weighting for each performance criteria (overall Company or Plan Participant) is allocated based on the Plan Participant's level of responsibilities and overall ability to impact results.

VI.	PAYMENT OF AWARDS

A.	The procedure for calculating the Plan Participant annual incentive award entails the following steps:

1.	A Plan participant must be an active employee at the time of the award payout in order to be eligible to receive the award payout.

2.	Performance level awards are determined relative to specific achievement per Plan Participant. Each individual award payout is calculated using a percent of total Actual Base Salary for the current Plan Year.

3.	For each Plan participant, the incentive award for each factor is multiplied by the assigned factor weighting.

4.	The incentive award, expressed in dollars, is then computed for each Plan Participant by calculating the award payout proportion as compared to designated levels and then adding each factor's award result.

5.	Incentive awards are paid out to each eligible Plan Participant according to the schedule outlined in the Appendix of this Plan Document.

6.	Awards will be paid on an annual basis.

VII.	PROGRAM ADMINISTRATOR

Administration of the Plan is the joint responsibility of the Board, the CEO, and Human Resources (or others as designated) within the Company.

A.	RESPONSIBILITIES OF THE BOARD OF DIRECTORS

The Board has the responsibility to approve, amend, or terminate the Plan as necessary per its risk management review process. The actions of the Board shall be final and binding on all parties.

The Board has the responsibility to administer and interpret the Plan. Prior to the beginning of each Plan Year, the Board shall review and revise, if deemed advisable, the operating rules of this Plan for the Plan Year to follow. The operating rules shall include the following:

1.	Deciding if an extraordinary occurrence totally outside of management's influence, be it a windfall or a shortfall, has occurred during the current Plan Year, and whether the figures should be adjusted to neutralize the effects of such events.

2.	Deciding if an unacceptable performance event has occurred between the end of the Plan year and award payout, such as a major management default of primary responsibilities, or a discovery of fraud, which would be the basis for potentially restructuring or elimination any award payout.

After approval by the Board, management shall, as soon as practical, inform each of the Plan Participants under the Plan of their potential award under the operating rules adopted for the Plan Year to follow.

B.	RESPONSIBILITIES OF THE CEO

The CEO of the Company administers the program directly and provides liaison to the Board, including the following specific responsibilities:

1.	Recommend Plan Participant Changes Each Plan Year.

a.	This involves determining if additional employees will participate in the Plan and if any employees are to be removed from participating in the Plan.

2.	Recommendations for Annual Incentive Awards.

a.	The CEO will review the objectives and evaluations, adjust guideline awards for performance, and recommend final awards to the Board.
b.	Make appropriate adjustments on a discretionary basis for any payout inequities.

3.	Present All Other Appropriate Recommendations to the Board.

a.	Such recommendations may include changes in the Plan provisions which occur during the life of the Plan.

C.	RESPONSIBILITIES OF HUMAN RESOURCES (or Designee)

Human resources, or designated other, of the Company will act as The Plan Administrator with regard to responsibilities for reporting the performance during the course of the Plan Year, however additional responsibilities may be assigned to the Plan Administrator by the Board or CEO. This performance data is to be made available to the Plan Participants within 60 days from data being available and to the extent possible on a quarterly basis. All necessary reporting to outside auditors for inclusion in annual reporting will be carried out by the CEO or its designee.

VIII.	TERMINATION OF EMPLOYMENT:

Death of Plan Participant: In the event of death of a Plan Participant during the Plan Year, the incentive award attributable to that individual would be paid to their designated beneficiary(s) in an amount equal to what the Plan Participant would have received at the Target performance level.

Plan Participant Disability: If the Plan Participant becomes disabled during the Plan Year, the accrued amount of incentive award at such time would be payable to Plan Participant.

Termination for Cause or for Good Reason: If any Plan Participant is either terminated for cause or terminates for good reason during the Plan Year, that individual would forfeit any unvested, unpaid or accrued incentive award, whether or not it was earned by such Participant.

Change in Control: If within six months prior to, or within a year after a Change-in-Control, as defined by U. S. Treasury guidelines, the executive is involuntary terminated or if he terminates employment for good reason, any outstanding awards would vest immediately at the target performance level on a prorated basis.

IX.	AMENDMENTS AND TERMINATION OF PLAN

The Company may amend or terminate this Plan at any time.

X.	CLAIMS AND REVIEW PROCEDURES

A.	Claims Procedure. A Plan Participant or beneficiary ("claimant") who has not received benefits under the Plan that he or she believes should be made shall make a claim for such benefits as follows:

1.	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for benefits.

2.	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

3.	Notice of Decision. If the Plan Administrator denies part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

a.	The specific reasons for the denial;
b.	A reference to the specific provisions of the Plan on which the denial is based;
c.	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
d.	An explanation of the Plan's review procedures and the time limits applicable to such procedures;
e.	A statement of the claimant's right to bring a civil action under ERISA Section 02(a) following an adverse benefit determination on review.

B.	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follow:

1.	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator's notice of denial, must file with the Plan Administrator a written request for review.

2.	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Plan administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

3.	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

4.	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

5.	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall be set forth:

a.	The specific reasons for the denial;
b.	A reference to the specific provisions of the Plan on which the denial is based;
c.	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant claim for benefits; and

d.	A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

XI.	COMMUNICATION OF PLAN TO PLAN PARTICIPANTS

In order for an incentive to produce increases in productivity and results, it is essential that Plan participants receive vital input required to make daily management decisions that should positively affect the Company's growth and profitability. Thus, it is most useful for senior management to make use of periodic reviews of the targets set to measure Plan performance. In other words, the performance targets should become the primary method by which senior management directs the day-to-day operating activities of the management team.

Key communication events include:

i.	An initial communication to all Plan Participants of the Plan details, including the performance targets set for the initial Plan Year. It is recommended that the Company communicate Plan objectives at least 30 days prior to the beginning of the Plan Year.
ii.	Communication of new performance targets, Plan procedure changes, etc., at the beginning of each Plan Year.
iii.	Periodic (quarterly) reviews throughout the Plan Year as part of general senior management staff meetings. These reviews should include a review of performance plan year-to-date and any changes that assure attainment of the Plan objectives.
iv.	A Plan year-end review of probable Plan results, including an estimate of the Company's performance on each measure/weighted factor.
v.	A discussion of Plan Participant contribution to the overall team results, as part of the presentation of the annual incentive award.

Finally, it is vital that each Plan Participant be provided sufficient data throughout the Plan Year, so that each Plan Participant can project probable earnings from the Plan. It must be re-emphasized to senior management that specific goals and objectives and the means to accomplishment, as well as the rewards for successful attainment, be communicated in detail to each Plan Participant.

XII.	MISCELLANEOUS

A.
No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give the Plan Participant the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Plan Participant. It also does not require the Plan Participant to remain an employee nor interfere with the Plan Participant's right to terminate employment at any time.

B.	Non Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

C.
Reorganization. If the Company shall merge into or consolidate with another company, or organize, or sell substantially all of its assets to another company, firm, or person such succeeding or continuing company, firm or person shall succeed to, assume and discharge the obligations of the Company under this Plan.

D.	Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

E.	Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of Louisiana, except to the extent preempted by the laws of the United States of America.

F.
Entire Plan. This Plan constitutes the entire Plan between the Company and the Plan Participant as to the subject matter hereof. No rights are granted to the Plan Participant by virtue of this Plan other than those specifically set forth herein.

G.
Designated Fiduciary. The Company shall be the named fiduciary and Plan Administrator under the Plan. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, The Company has signed this Plan document as of January 30, 2013.

Company:
MIDSOUTH BANK, N.A.

By:

Title:

APPENDIX A

PLAN PARTICIPANT GUIDELINES

MIDSOUTH BANK, N.A.
2013 ANNUAL INCENTIVE COMPENSATION PLAN

Tier	Incentive Ranges			Award Objectives
	Threshold	Target	Maximum	Bank	Regional / Dept.	Individual
I	[ ]%	[ ]%	[ ]%	100%	0%	0%
II-A	[ ]%	[ ]%	[ ]%	50%	50%	0%
II-B	[ ]%	[ ]%	[ ]%	75%	25%	0%
III-A	[ ]%	[ ]%	[ ]%	25%	75%	0%
III-B	[ ]%	[ ]%	[ ]%	25%	75%	0%
III-C	[ ]%	[ ]%	[ ]%	50%	50%	0%
IV	[ ]%	[ ]%	[ ]%	10%	40%	50%
V-A	[ ]%	[ ]%	[ ]%	10%	40%	50%
V-B	[ ]%	[ ]%	[ ]%	10%	40%	50%
V-C	[ ]%	[ ]%	[ ]%	25%	75%	0%
VI-A	[ ]%	[ ]%	[ ]%	10%	40%	50%
VI-B	[ ]%	[ ]%	[ ]%	20%	50%	30%
	Percent of Salary			Weighting of Award

BENEFICIARY DESIGNATION
MIDSOUTH BANK, N.A.
2013 ANNUAL INCENTIVE COMPENSATION PLAN

I, _______________________________, designate the following as beneficiary of benefits under the plan payable following my death:

Primary:
%

%
Contingent:
%

%

Notes:
•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.
•	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
•	To name your estate as beneficiary, please write "Estate of [your name]".
•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the beneficiaries predeceases me of I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Name:

Signature:	Date:

SPOUSAL CONSENT (Required if Spouse not named beneficiary):

I consent to the beneficiary designation above and acknowledge that if I am named beneficiary and our marriage is subsequently dissolved the designation will be automatically revoked.

Spouse Name:	Signature:	Date:

Received by the Plan Administrator this ____day of ___________________, 20___.

By:

Title: